                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:
    [ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   EG&G, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule, or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

[EG&G Logo]

                            NOTICE OF ANNUAL MEETING
                                      AND
                              PROXY STATEMENT 1998

EG&G, INC., CORPORATE OFFICES, 45 WILLIAM STREET, WELLESLEY, MASSACHUSETTS 02181

                            NOTICE OF ANNUAL MEETING

To the Stockholders of EG&G, Inc.:

     The Annual Meeting of the Stockholders of EG&G, Inc., will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, on Tuesday, April 28, 1998, at 10:30 a.m., to consider and act upon the following:

1. A proposal to fix the number of Directors at eleven and to elect eleven nominees for Director for terms of one year each; and

2. Such other matters, including one stockholder proposal, as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on February 27, 1998, as the record date for the determination of stockholders entitled to receive this notice and to vote at the Meeting.

     All stockholders are cordially invited to attend the Meeting.

                                            By Order of the Board of Directors

                                            /s/ Murray Gross

                                            MURRAY GROSS, Clerk

March 6, 1998

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                           RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this Meeting, I urge you to complete, date, and sign the enclosed proxy card and to mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Boston EquiServe, L.P., Attention: Proxy Department, Post Office Box 9381, Boston, Massachusetts 02205-9381.

                                PROXY STATEMENT

     This Proxy Statement has been prepared to provide the stockholders of EG&G, Inc. with information pertaining to the matters to be voted on at the EG&G, Inc., Annual Meeting of Stockholders to be held on Tuesday, April 28, 1998 at 10:30 a.m., at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment of that Meeting. The date of this Proxy Statement is March 6, 1998, the approximate date on which the Proxy Statement and form of Proxy were first sent or given to stockholders. EG&G, Inc. is sometimes referred to in this Proxy Statement as "EG&G" or the "Company." EG&G, Inc. Common Stock, $1 par value per share (the only outstanding EG&G security with voting power), is referred to as the "Common Stock."

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EG&G. You are requested to sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the Meeting by filing written notice with the Clerk of EG&G or by signing and delivering a new proxy card bearing a later date. IT IS IMPORTANT TO SIGN AND RETURN YOUR PROXY CARD. It helps to establish a quorum so that the Meeting may be held, and it permits your votes to be cast in accordance with your directions.

     The expenses connected with soliciting proxies will be borne by EG&G. The Company expects to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. The Company has engaged Kissel-Blake Inc., of New York City, to assist in soliciting proxies from brokers, nominees, fiduciaries, and custodians and has agreed to pay Kissel-Blake Inc. $7,500 and out-of-pocket expenses for such efforts. In addition to the use of the mails, certain Directors, officers, and employees may solicit proxies in person or by use of communications media.

     The stock transfer books of EG&G will not be closed; however, the Board of Directors has fixed the close of business on February 27, 1998, as the record date for determining the stockholders entitled to receive notice and to vote their shares at the Annual Meeting. On the record date, there were 45,354,112 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock carries with it the right to cast one vote, with no cumulative voting. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding on the record date constitutes a quorum.

     The two items being presented for stockholder action are set forth on your proxy card and each of them is discussed in detail on the following pages. Shares represented by proxy will be voted at the Meeting in accordance with your instructions, as indicated on the proxy card.

     The first item on the proxy card is a proposal to fix the number of Directors at eleven and to elect eleven Directors for terms of one year each. You are provided the opportunity for granting, or withholding, authority to vote your shares to fix the number of Directors at eleven and to elect the eleven nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for specific nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate. IF YOU SIGN AND RETURN YOUR PROXY CARD AND MAKE NO INDICATION CONCERNING ITEM NO. 1 ON THE PROXY CARD, YOUR SHARES WILL BE VOTED "FOR" FIXING THE NUMBER OF DIRECTORS AT ELEVEN AND ELECTING THE NOMINEES NAMED IN THIS PROXY STATEMENT.

     The second item is a stockholder proposal that the stockholders of the Company urge the EG&G Board of Directors to arrange for the prompt sale of the Company to the highest bidder. With respect to Item No. 2, you are provided the opportunity to vote for or against adopting the proposal or to

EG&G, Inc., Corporate Offices
45 William St., Wellesley, Massachusetts 02181
(781)237-5100
abstain from voting. Your shares will be voted as you indicate, or not voted if you abstain. IF YOU DO NOT MAKE AN INDICATION CONCERNING THIS ITEM, YOUR SHARES WILL BE VOTED "AGAINST" ITEM NO. 2.

     Management does not anticipate a vote on any other proposal at the Annual Meeting. In the event, however, that another proposal is properly brought before the Meeting, your shares will be voted in accordance with the discretion of the named proxies.

     EG&G's Annual Report to Stockholders for 1997 has already been mailed to its stockholders or is enclosed herewith. It should not be considered either as part of this Proxy Statement or as incorporated herein by reference.

                                 VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of each of the eleven Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and voting on the matter is required for fixing the number of Directors at eleven and the approval of the stockholder proposal to be voted upon.

     Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. Shares which abstain from voting as to a particular matter, and shares held by nominee record holders who did not receive specific instructions from the beneficial owners of such shares and thus are not voted with respect to a particular matter, will not be counted as shares voting on such matter. Accordingly, absentions and nominee "non-votes" will have no effect on the voting for either the election of Directors or the approval of the stockholder proposal.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     The Articles of Organization and By-Laws of EG&G provide that the number of Directors, not less than three nor more than thirteen, shall be fixed by the stockholders. The Articles of Organization and By-Laws, as amended in 1996, provide that at each Annual Meeting of Stockholders, commencing with the Annual Meeting of Stockholders in 1996, the successors of the Directors whose terms expire in that year shall be elected for a one-year term. There are, at present, eleven Directors of the Company. The terms of all eleven of the Directors expire at this year's Annual Meeting.

     The Board of Directors has declared it advisable that the number of Directors be fixed at eleven and has nominated the following persons for election as Directors for one-year terms expiring at the Annual Meeting in 1999:

        TAMARA J. ERICKSON                 GRETA E. MARSHALL
        JOHN B. GRAY                       MICHAEL C. REUTTGERS
        KENT F. HANSEN                     GREGORY L. SUMME
        JOHN F. KEANE                      JOHN LARKIN THOMPSON
        JOHN M. KUCHARSKI                  G. ROBERT TOD
        NICHOLAS A. LOPARDO

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FIXING THE NUMBER OF DIRECTORS AT ELEVEN AND FOR ELECTING THE
            ELEVEN NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

     It is intended that the shares represented by proxies will be voted to fix the number of Directors at eleven and for the election of the eleven nominees (unless one or more of the nominees is unwilling or unable to serve) for terms of one year each, unless a contrary instruction is indicated on the proxy cards. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, but if such should be the case, the persons named as proxies in the Proxy may vote for the election of a substitute. In no event will shares represented by proxies be voted for more than eleven nominees. To apprise you of the qualifications of the Directors, we are including information concerning the nominees.

           NOMINEES FOR DIRECTOR FOR A ONE-YEAR TERM EXPIRING IN 1999

TAMARA J. ERICKSON: Age 43; Principal Occupation: Independent consultant specializing in corporate strategy and technology management. Elected a Member of the Board of Directors of EG&G since 1995. Member of the Audit Committee and the Nominating Committee of the Board of Directors.

Ms. Erickson is the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. From 1995 to 1996, she was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of Arthur D. Little, Inc. with direct line management responsibility for all the firm's management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a BA degree in Biological Sciences from the University of Chicago and an MBA from Harvard Business School. She is a Director of Allergan, Inc., Irvine, California.

JOHN B. GRAY: Age 70; Principal Occupation: Retired President and Director of Dennison Manufacturing Company, a subsidiary of Avery Dennison Corporation, a diversified manufacturer serving worldwide markets for office products, industrial systems, packaging, and pressure-sensitive base materials. Mr. Gray has been a Member of the Board of Directors of EG&G since 1983 and is a Member of the Executive Committee and the Nominating Committee and Chairman of the Corporate Governance Committee of the Board of Directors.

Mr. Gray joined Dennison Manufacturing Company in 1951, where he held a number of production and general management positions. He was elected a Vice President of that Company in 1968, Senior Vice President in 1972, Executive Vice President in 1979, and President in 1986. Mr. Gray served as President of Dennison Manufacturing Company from 1986 until his retirement in 1991. He served as a Director of Dennison Manufacturing Company from 1968 to 1991. Mr. Gray received an AB degree from Harvard University in 1949 and an MBA degree from Harvard Business School in 1951. He also serves as a Director of the Liberty Mutual Insurance Companies, Liberty Financial Co., the Stackpole Corporation, the New England Shelter for Homeless Veterans and the Executive Service Corps of New England. Mr. Gray is a Trustee of Wentworth Institute of Technology and the New England Aquarium.

KENT F. HANSEN: Age 66; Principal Occupation: Professor of Nuclear Engineering at the Massachusetts Institute of Technology, Cambridge, Massachusetts. Director of EG&G since 1979. Chairman of the Nominating Committee and a Member of the Audit Committee and the Corporate Governance Committee of the Board of Directors.

Kent F. Hansen, a Professor of Nuclear Engineering at the Massachusetts Institute of Technology, first joined the M.I.T. faculty as an Assistant Professor in 1961. He is a former research scholar of M.I.T., from which he graduated in 1953 with a degree in physics. Dr. Hansen also received his Sc.D.

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

degree in nuclear engineering from that institution. An authority in the field of nuclear reactor physics, reactor safety analysis, and nuclear fuel management, Dr. Hansen is the author of many scientific and technical publications and the co-author of a book entitled "Numerical Methods of Reactor Analysis." A former director of the American Nuclear Society, Dr. Hansen has served as consultant to several electric utilities and nuclear reactor manufacturers, to the Department of Energy, and to the Nuclear Regulatory Commission. Dr. Hansen was nominated by former President Carter in 1977 to serve as a commissioner of the Nuclear Regulatory Commission. In 1978, Dr. Hansen received the American Nuclear Society's Arthur Holly Compton Award for outstanding contributions to education in the fields of nuclear science and engineering. Dr. Hansen was Chairman of the Board of Directors of Stone & Webster, Inc. from August 1995 to May 1997. He is currently Lead Director of Stone & Webster, Inc. He is also a Member of the National Academy of Engineering.

JOHN F. KEANE: Age 66; Principal Occupation: President and Chief Executive Officer and Director of Keane, Inc., a public corporation based in Boston, Massachusetts, that designs, develops and maintains computer software for corporations and hospitals. Member of the Board of Directors of EG&G since 1997. Member of the Compensation and Stock Option Committee and the Corporate Governance Committee of the Board of Directors.

Mr. Keane founded Keane, Inc., in 1965. Prior to starting the company, Mr. Keane worked for IBM, and was a marketing and management consultant for Arthur D. Little. He is a graduate of Harvard University and received his MBA from Harvard Business School. Mr. Keane is an active member of ITAA (Information Technology Association of America), and the national computer software and services trade association, having previously served as Chairman of that organization, and is a member of the Mass High Tech Council. He presently serves as a Trustee of the Massachusetts Software Council, Inc. He is a member of the Governor's Council on Economic Growth and Technology, is a member of the Board of The Center for Quality of Management, and serves on the Board of Overseers of Beth Israel Deaconess Medical Center. In 1994, Mr. Keane became Chairman of the Board of Governors of the New England Aquarium. Mr. Keane is also a Director of Brock International.

JOHN M. KUCHARSKI: Age 62; Principal Occupation: Chairman of the Board and Chief Executive Officer of EG&G. Mr. Kucharski has been a Director of the Company since 1986 and is a Member of the Executive Committee of the Board of Directors.

Mr. Kucharski joined EG&G, Inc. in 1972 when Challenger Research, Inc., a firm he co-founded in 1965, was acquired by EG&G. Mr. Kucharski was elected a Vice President of the Company in 1979, a Senior Vice President in 1982, and Executive Vice President in 1985. He was promoted to the position of President and Chief Operating Officer in 1986, was named to the position of Chief Executive Officer in 1987, and elected Chairman of the Board in 1988. Mr. Kucharski received a BS degree in electrical engineering from Marquette University in 1958 and a JD degree from George Washington University in 1965. He is a Director of Nashua Corporation, New England Electric System, State Street Boston Corporation, and Eagle Industry Co., Ltd. He serves on the Board of Trustees of Marquette University and George Washington University.

NICHOLAS A. LOPARDO: Age 51; Principal Occupation: Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the Bank's investment management group. Member of the Board of Directors of EG&G since 1996. Chairman of the Audit Committee and a Member of the Benefit Plans Investment Committee of the Board of Directors.

Mr. Lopardo joined the Asset Management Division of State Street Bank and Trust Company in January 1987. In September of 1990, he was promoted to Executive Vice President of the Bank and Chief Executive Officer of State Street Global Advisors with responsibility for the Company's investment management businesses. Mr. Lopardo is also a member of the Senior Executive Group at State Street Bank and Trust Company, which is responsible for setting the policy direction of the
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Bank. Prior to joining State Street Bank and Trust Company, Mr. Lopardo served as Senior Vice President of sales, marketing and pension advisory services with Equitable Life Assurance Society in New York. Mr. Lopardo has over 28 years of experience in the pension industry, having served in a variety of roles with Equitable related to pension marketing, client relationships, and Equitable's pension investment advisory services. He is a 1968 graduate of Susquehanna University with a BS in marketing and management and is a member of the Board of Directors of the University and the Investment Property and Finance, and Executive Committee of that Board. He is also Chairman of the Advisory Board of the Weis Business School at Susquehanna University and Chairman of the Board of the Landmark School, the premier secondary school for dyslexic students. Mr. Lopardo is also a Board Member of the Boston Stock Exchange and of the Whitehead Institute for Biomedical Research. He currently holds positions on the Wellspring Resources, LLC, Fleet Center Premium Seat Advisory Board, American Bankers Association Investment & Trust Services Advisory Board, and Mansion House Group, Ltd. Board in Hong Kong.

GRETA E. MARSHALL, CFA: Age 60; Principal Occupation: Principal and founder of The Marshall Plan, a financial investment company. Director of EG&G since 1990. Chairman of the Benefit Plans Investment Committee and a Member of the Compensation and Stock Option Committee of the Board of Directors.

Ms. Marshall manages The Marshall Plan, a financial investment company she founded in 1988, with offices in Concord, Massachusetts and Incline Village, Nevada. She has thirty-five years of experience in financial analysis, research, and investment. From 1974 to 1984, she was Director, Investments, Deere & Company, Moline, Illinois. She was President of Baybanks Investment Management in 1984 and 1985 and Investment Manager of the California Public Employees Retirement System from 1985 to 1988. Ms. Marshall is a member of the Board of Directors of Hyseq, Inc. Ms. Marshall holds Bachelor of Arts and Master of Business Administration degrees from the University of Louisville. She is a Member of the Editorial Board of CFA Digest, a member of the Candidate Curriculum Committee and a Trustee of the AIMR Investment Management Workshop. Ms. Marshall is also a Trustee of the Financial Accounting Foundation.

MICHAEL C. RUETTGERS: Age 55; Principal Occupation: President and Chief Executive Officer and Director of EMC Corporation, a company based in Hopkinton, Massachusetts, specializing in information storage and retrieval. Member of the Board of Directors of EG&G since 1997. Member of the Audit Committee and the Nominating Committee of the Board of Directors.

Mr. Ruettgers became President and Chief Executive Officer of EMC Corporation in January 1992. From 1989 to 1991 Mr. Ruettgers held the positions of President and Chief Operating Officer. He joined the company in 1988 as Executive Vice President of Operations and Customer Service. Before joining EMC Corporation, Mr. Ruettgers spent much of his career with Raytheon Company. During his 13 years at Raytheon, Mr. Ruettgers played a key role in the Patriot Missile program while at Raytheon's Missile Systems Division. In 1981 he joined Boston-based Keane, Inc., a software development company where he was Senior Vice President. Following his work with Keane, Inc., Mr. Ruettgers became Chief Operating Officer of Technology Financial Services where he advised companies such as IBM, AT&T and the regional Bell operating companies. Mr. Ruettgers holds a BS from Idaho State University and an MBA from Harvard Business School. He is a Director of Commonwealth Energy Systems.

GREGORY L. SUMME: Age 41; Principal Occupation: President and Chief Operating Officer of EG&G. Member of the Board of Directors of EG&G in January of 1998. Member of the Corporate Governance Committee.

Mr. Summe was named President and Chief Operating Officer of EG&G and elected to the Company's Board of Directors in January of 1998. Until recently, Mr. Summe was President of AlliedSignal's $2.1 billion Automotive Products Group. Prior to being appointed President of AlliedSignal's Automotive Products Group in 1997, Mr. Summe served as President of Aerospace Engines (1995 to 1997) and as President of General Aviation Avionics (1993 to 1995). Before
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

joining AlliedSignal, he was the general manager of commercial motors at General Electric (1992 to 1993) and was a partner at McKinsey & Co., Inc. (1983 to
1992). He started his career as a semiconductor design engineer at Mostek. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School at the University of Pennsylvania.

JOHN LARKIN THOMPSON: Age 67; Principal Occupation: Of Counsel to Nutter, McClennen & Fish, a Boston, Massachusetts law firm. Director of EG&G since 1986. Member of the Benefit Plans Investment Committee and the Corporate Governance Committee of the Board of Directors.

Mr. Thompson served as President and Chief Executive Officer of Blue Cross & Blue Shield of Massachusetts, Inc. from 1988 to his retirement in 1992. He served as President of Blue Shield of Massachusetts, Inc. and Blue Cross of Massachusetts, Inc. from 1970 and 1987, respectively, until December 30, 1988 when those two companies merged. Prior to his service with Blue Cross and Blue Shield, Mr. Thompson was an associate and then partner with the Boston law firm of Palmer & Dodge. He holds a Bachelor of Science degree from Villanova University, a Master of Science degree from Columbia University Graduate School of Business, and a Juris Doctor (cum laude) from Boston University School of Law and is a Member of the Massachusetts and Boston Bar Associations. Mr. Thompson retired from the United States Naval Reserve in 1976 as a Commander. He is a Trustee and former Chairman of the New England Aquarium, Director and former Chairman of the Artery Business Committee, and Trustee of Emmanuel College. He also served as Chairman of the United Way of Massachusetts Bay and Chairman of the Massachusetts Port Authority. He currently serves as a Director of several other civic and charitable organizations.

G. ROBERT TOD: Age 58; Principal Occupation: President and Chief Operating Officer and Director of the CML Group, Inc., a specialty marketing company. Director of EG&G since 1984. Member of the Executive Committee and the Nominating Committee and Chairman of the Compensation and Stock Option Committee of the Board of Directors.

Mr. G. Robert Tod is a 1961 graduate of Rensselaer Polytechnic Institute with a Bachelor's degree in Mechanical Engineering and a 1967 graduate of the Harvard Business School MBA Program. Mr. Tod is co-founder of the CML Group, Inc. and has served as its President and Chief Operating Officer from 1969 to the present. Mr. Tod is a Director of SCI Systems, Inc. and U.S. Trust Corp. and is a Trustee of Rensselaer Polytechnic Institute and of Emerson Hospital.

                 INFORMATION RELATIVE TO THE BOARD OF DIRECTORS
                         AND CERTAIN OF ITS COMMITTEES

     A formal Audit Committee of the Board of Directors was created in 1971. The present Committee, which met five times in 1997, is composed of four Directors -- Messrs. Lopardo (Chairman), Hansen and Ruettgers and Ms. Erickson.

     The responsibilities of the Audit Committee are (1) to recommend the particular persons or firm to be employed by the Company as its independent auditor; (2) to consult with the persons so chosen to be the independent auditor with regard to the plan of audit; (3) to review, in consultation with the independent auditor, its report of audit or proposed report of audit, and the accompanying management letter, if any; and (4) to consult periodically with the independent auditor with regard to the adequacy of internal controls and, if the Committee so chooses, to consult with the internal auditors, the Chief Financial Officer, the Corporate Controller, the Treasurer and other officers and employees as the Committee may deem appropriate.

     The Compensation and Stock Option Committee of the Board of Directors, which met three times in 1997, is composed of three Directors -- Messrs. Tod (Chairman) and Keane and Ms. Marshall. The Committee reviews and approves the salaries and incentive compensation of the Chairman of the Board, the Chief Executive Officer, the President, and the Executive and Senior Vice Presidents. The Committee also reviews and approves the management incentive plans of the

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Company and its subsidiaries, administers the stock option plans adopted by the
Company, and reviews and approves such other employment and compensation matters as it deems necessary and proper.

     The Corporate Governance Committee of the Board of Directors, which met four times in 1997, is composed of five Directors -- Messrs. Gray (Chairman), Hansen, Keane, Summe and Thompson. The Committee examines and defines the Board of Directors' role in corporate governance, formulates policy to deal with and be responsive to shareholder concerns, and formulates guidance, for management action, to deal with evolving social issues, both internal and external to the organization.

     A Nominating Committee of the Board of Directors was created in 1991. The present Committee, which met five times in 1997, is composed of five Directors -- Messrs. Hansen (Chairman), Gray, Ruettgers and Tod, and Ms. Erickson. The Committee establishes criteria for nomination or renomination as a Director, develops procedures for the nomination or renomination process, and identifies and recommends candidates for nomination to the Board of Directors. Any stockholder desiring to submit a candidate for consideration by the Nominating Committee should send sufficient biographical data and background information concerning the candidate to enable a proper judgment as to the candidate's qualifications, together with any other relevant information, to: Chairman of the Nominating Committee, c/o EG&G, Inc., 45 William Street, Wellesley, MA 02181.

     A Benefit Plans Investment Committee of the Board of Directors was created in October of 1991. The present Committee, which met once in 1997, is composed of three Directors -- Ms. Marshall (Chairman) and Messrs. Lopardo and Thompson. The Committee reviews the investment of funds held in the Company's employee benefit plans.

     The Board of Directors also has an Executive Committee composed of three Directors -- Messrs. Kucharski, Gray and Tod. The Committee, which acts as needed during intervals between Board meetings, has been delegated with all the powers of the Board except those powers which by law, the Articles of Organization or the By-Laws of the Company, the Board of Directors is prohibited from delegating. With the exception of the Executive Committee and the Corporate Governance Committee, all Committees of the Board of Directors are comprised of non-employee Directors.

MEETINGS

     The Board of Directors met seven times in 1997. All Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which they respectively served.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no additional compensation for their services as Directors. Directors who are not employees of the Company are paid an annual retainer fee of $12,000 and $1,000 for each meeting of the Board that they attend. Additionally, the Chairmen of the Audit, Compensation and Stock Option, Corporate Governance, Nominating, and Benefit Plans Investment Committees receive $4,000 per year and the other non-employee members of these Committees receive $3,000 per year. All non-employee members of these Committees receive $1,000 for each Committee meeting that they attend unless the Committee meeting is held on the same day as a Board of Directors' meeting, in which case, the Committee member receives $500.

     The EG&G, Inc. 1990 Director Stock Plan provides that on each January 31, non-employee Directors who served for the preceding calendar year shall receive 800 shares of Common Stock (with a pro-rated number of shares issued to Directors who served for only a portion of such year). If a Director fails to attend at least 75 percent of the aggregate number of meetings of the Board and the committees on which the Director served during the preceding year, the number of shares of Common Stock will be reduced to 400 shares and no shares will be issued if a Director fails to attend at least 50 percent of such meetings. In accordance with the Director Stock Plan, in February of

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

1998, each of the seven non-employee Directors who served as Directors for the entire 1997 calendar year received 800 shares of Common Stock, with a fair market value to each such Director at that time of $19,550. Messrs. Keane and Ruettgers, elected to the Board at the 1997 Annual Meeting, each received 600 shares of Common Stock, with a fair market value to each of them at that time of $14,662.50. Messrs. Goldhammer and Pounds, who retired from the Board in April of 1997, each received 200 shares with a fair market value to each of them at that time of $4,887.50.

     The Company terminated its Deferred Compensation Plan for non-employee Directors effective December 31, 1995. The termination does not affect any rights of non-employee Directors that had vested as of such termination date. The Plan provided for an annual payment to be made by the Company to the eligible Director or his or her estate in an amount equal to 100 percent of the Director's annual retainer fee in effect at the time the Director's service on the Board ceased due to death, retirement, or resignation. Under the Plan as terminated, annual payments will be made to any non-employee Director in office as of December 31, 1995, upon his or her death, retirement, or resignation from the Board for the greater of five years or the number of years the Director had served on the Board as of December 31, 1995.

     The Company has established the EG&G, Inc. Directors Charitable Contribution Program for certain non-employee Directors. To be eligible under the program, the Director must be a non-employee Director with no previous employment with the Company and have either been a member of the Company's Board of Directors as of January 1, 1992 or have otherwise completed five years of service on the Board. Under this program, the Company will contribute, upon the death of an eligible Director, a total of $1,000,000 to one or more qualifying charitable organizations named by the Director. The program is funded through a life insurance policy on each such eligible Director, with the life insurance proceeds payable to EG&G.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table identifies the only persons known to the Company to be beneficial owners of five percent or more of the outstanding shares of Common Stock. The information in this table and the footnotes is taken from a Schedule 13G dated January 12, 1998, filed by The Regents of the University of California and a Schedule 13G dated February 14, 1998, filed by FMR Corp. with the Securities and Exchange Commission.

                                                          AMOUNT AND
                  NAME AND ADDRESS                          NATURE           PERCENT
                    OF BENEFICIAL                        OF BENEFICIAL          OF
                        OWNER                            OWNERSHIP(1)         CLASS
--------------------------------------------------------------------------------------
The Regents of the University of California
  300 Lakeside Drive
  Office of the Treasurer
  Oakland, CA 94612                                        3,343,000(2)        7.38%

FMR Corp.
  82 Devonshire Street
  Boston, MA 02109                                         5,854,661(3)       12.92%

                                     NOTES

(1) There are no shares included with respect to which such persons have a right to acquire beneficial ownership.

(2) The Schedule 13G filed by The Regents of the University of California states that it has sole voting power and sole dispositive power over 3,343,000 shares.

(3) The Schedule 13G filed by FMR Corp. states that FMR Corp. has sole dispositive power with respect to 5,854,661 shares of which 5,303,200 shares are held by various investment companies to which a wholly-owned subsidiary of FMR Corp., Fidelity Management and Research Company, acts as investment adviser and 551,461 are held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and has sole voting power and sole dispositive power with respect to 520,561 shares held by Fidelity Management Trust Company, which serves as investment manager of the institutional account(s).

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock owned of record or beneficially (including unexercised stock options exercisable within 60 days) on February 2, 1998, (i) by each of the Directors and nominees for Director individually, (ii) by each of the executive officers named in the Summary Compensation Table, and (iii) by all of the executive officers, Directors, and nominees for Director as a group. No Director, nominee for Director, or executive officer of the Company owned any equity securities of the Company other than Common Stock on that date.

                                              AMOUNT AND NATURE OF   PERCENT
NAME                                          BENEFICIAL OWNERSHIP   OF CLASS
-----------------------------------------------------------------------------
John M. Kucharski                                   308,926(1)(2)      *
Angelo D. Castellana                                 78,933(1)(2)      *
John F. Alexander, II                                57,724(1)         *
Murray Gross                                         98,844(1)         *
C. Michael Williams                                  76,846(1)(2)      *
Tamara Erickson                                       1,600            *
John B. Gray                                         14,200            *
Kent F. Hansen                                        6,400            *
John F. Keane                                         1,600            *
Nicholas A. Lopardo                                   1,400            *
Greta E. Marshall                                     6,200            *
Michael C. Ruettgers                                    700            *
Gregory L. Summe                                          0            *
John Larkin Thompson                                  9,200            *
G. Robert Tod                                        11,400            *
All executive officers, Directors, and
  nominees for Director of the Company as a
  Group, 21 in number, including those listed
  above(1)(2)                                       840,753(1)(2)     1.83%

---------------

*   Less than 1%

                                     NOTES

(1) The amounts shown as beneficially owned by Messrs. Kucharski, Castellana, Alexander, Gross and Williams, and by all executive officers, Directors, and nominees for Director as a group, include 224,700, 69,200, 49,700, 67,400, 45,700 and 600,620 shares, respectively, which are obtainable within 60 days after February 2, 1998 upon exercise of, and payment for, outstanding, unexercised stock options.

(2) Owners of all shares shown have sole voting and investment power except Messrs. Kucharski, Castellana and Williams and certain executive officers of EG&G, not identified by name in the above Table, as a group, who share investment and/or voting power over 32,226 shares, 4,422 shares, 21,546 and 2,358 shares, respectively. The number of shares stated as being owned beneficially includes shares held beneficially by spouses, minor children, and certain trusts; the inclusion of such shares in the Proxy Statement, however, does not constitute an admission that the executive officers, Directors, or nominees for Director are direct or indirect beneficial owners of such shares.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is composed of three independent outside Directors. The Committee's report on executive compensation follows.

OVERALL PHILOSOPHY

     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term initiatives, enhance shareholder value and be competitive with that offered by comparable companies. Under the guidance of the Committee, compensation policies have been designed which link executive compensation to the attainment of the Company's specific goals. These policies also allow the Company to attract and retain those senior executives critical to the long-term success of a highly diversified organization by providing a competitive compensation package and recognizing and rewarding individual contributions. The key elements of the Company's executive compensation are base salary, annual incentive awards, and stock options.

BASE SALARY

     Each year, the Committee reviews and establishes the base salary of the Chief Executive Officer based on the Company's performance, as measured by a combination of factors consisting principally of sales, earnings per share growth, return on equity, return on capital (EVA(R)) and on a comparison to executive compensation in other companies as revealed by the surveys referred to below. The Committee also reviews, approves or modifies, as deemed appropriate by the Committee, a salary plan recommended by the Chief Executive Officer and the Vice President of Human Resources for the positions of President, Executive Vice President and Senior Vice President. This plan, developed by the Human Resources staff, is based on the performance of each such Officer while taking into consideration the Company's performance as measured by the factors described above.

     Two national surveys are used to provide general overall guidance with respect to compensation levels. The surveys show the varied percentile base and total compensation for selected officer positions for companies comparable in revenue size to EG&G. Generally, the compensation levels of EG&G officers are comparable with those for similar positions within the companies included in the above-mentioned surveys.

     In accordance with the Company's policy to pay competitive salaries, the base salaries of most officers were increased in 1995, 1996 and April 1997. Mr. Kucharski's base salary was increased to $650,000 per year in January 1994 and has remained at this level throughout 1995, 1996 and 1997. His recommendation that he not receive a salary increase in 1997 has been accepted by the Committee. For April 1998, the Committee has recommended a salary increase for Mr. Kucharski to $700,000 per year.

INCENTIVE COMPENSATION

     EG&G maintains an Economic Value Added ("EVA(R)") Incentive Plan (the "Plan", or "EVA(R) Plan"), the purpose of which is to provide incentive compensation to certain key employees. Mr. Kucharski and most officers, including the other executive officers named in the Summary Compensation Table, are participants in the EVA(R) Plan. Although the EVA(R) Plan is the primary source of bonuses for officers, the Committee may award additional bonuses to selected officers outside of the EVA(R) Plan in circumstances in which the Committee determines that an additional bonus determined on a different basis is appropriate.

     Bonuses under the EVA(R) Plan are based on the additional shareholder value created. For purposes of the Plan, shareholder value is created when the Company earns a return in excess of the cost of the capital employed. EG&G calculates its EVA(R) by taking its net operating profit after tax and subtracting a capital charge. The capital charge is the result of the capital employed by the Company multiplied by the Company's weighted average cost of capital.

     Each EVA(R) Plan participant is assigned a target incentive, expressed as a percentage of base salary ranging between 5% and 60%, which represents the amount of the incentive award if EVA(R) performance targets are met. The EVA(R) performance targets are generally based on the participant's business unit. Performance targets for officers and other corporate participants are based on consolidated performance. For General Managers and division participants, performance targets are based on Division and consolidated performance. The actual incentive award is determined by multiplying the target incentive by a formula performance factor based upon actual EVA(R) performance compared to the target performance. The performance factor will be greater than one if the EVA(R) target is exceeded and will be less than one or even negative if the EVA(R) target is not met. There is no cap and no floor on the incentive award.

     The incentive awards declared in a year for certain employees may not be completely paid out in the following year. Instead, a percentage of the annual incentive awards of all Company officers, general managers, and certain highly compensated employees remains in an "at risk" reserve account. With respect to such employees, the Company will make distribution first, to the extent possible, from the declared incentive and then the reserve balance. The remaining portion, if any, of the declared incentive for the fiscal year will be added to the incentive reserve and the remaining reserve balance will be carried forward to the next fiscal year.

     The prescribed distribution ratios for the incentive reserve for such employees are:

         1996                            80%
         1997                            67%
         1998                            57%
         1999 & Beyond                   50%

     Amounts in the reserve account can be lost if performance in subsequent years is so far below target that a negative award results. Thus, it is possible for the reserve account to have a negative balance, although plan participants are not required to reimburse the Company for negative balances in the reserve account or for negative awards. In the case of retirement, disability or death, the balance in the reserve account will be paid to the participant. The reserve account will be forfeited (unless determined otherwise by the Company) in the case of voluntary or involuntary termination and will be forfeited for breach of any noncompetition agreement. If there is a Change in Control of the Company (as defined in the EVA(R) Plan), the Plan will terminate and all positive balances in reserve accounts will be distributed unless the Plan is continued on no less beneficial terms to the participants.

     Individual performance factors allow managers to adjust a participant's final incentive awards up or down by 25% based upon their discretionary assessment of performance. These adjustment factors are limited to participants with target incentive percentages of 5% - 30% of salary.

     In 1997, Mr. Kucharski's target bonus was 60% of base salary. His target EVA(R) was based on consolidated performance. For 1997, the actual Consolidated EVA(R) showed improvement over 1996 but was less than his target EVA(R). As a result, he received an EVA(R) award of $214,500 which represents 55% of his target bonus.

STOCK OPTIONS

     Many studies indicate a correlation between employee stock ownership and Company performance. Under the Company's Stock Option Plans, stock options are granted to the Company's senior executives following guidelines established by the Committee. These guidelines are based primarily on competitive industrial practice as revealed by a long-term executive compensation survey covering a large number of public companies in a variety of industries in which the Company participates. The survey data show that the normal stock option award is a multiple of base salary.

Beginning in 1991, the Committee began to use the Black-Scholes option pricing method as the basis for determining the value of the option grants. This method takes into consideration a number of factors including the stock's volatility, dividend rate, option term, and interest rates to estimate the option's present value. Mr. Kucharski was granted an option of 75,000 shares in December 1997 for performance in 1997 based on the survey data and the application of the Black-Scholes option pricing method.

     Stock options are classified as long-term incentives and are intended to link the long-term interests of the executive with those of the stockholder. Stock options will provide value to the optionee only when the price of EG&G stock increases above the option price. All options are granted with an exercise price equal to the fair market value on the date of the grant.

STOCK OWNERSHIP PROGRAM BY OFFICERS AND GENERAL MANAGERS

     The Committee has determined that in order to further align management and shareholder interests, EG&G stock ownership by EG&G officers and general managers should be significant relative to each officer's and general manager's base salary. The market value of EG&G stock expected to be owned by the Company's officers and general managers is as follows:

CEO                                  2 times base salary
President and COO                    1 1/2 times base salary
Executive Vice Presidents            1 1/2 times base salary
Senior Vice Presidents               1 1/2 times base salary
Other Officers                       1 times base salary
General Manaers                      1/2 times base salary

     Those officers who do not presently have such ownership are expected to attain the ownership by the later of January 1, 2000 or four years after their election to the specified officer position. General managers are expected to attain the ownership by the later of January 1, 2001 or four years after their appointment to the specified general manager position.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, which became effective January 1, 1994, generally limits the deductibility of annual compensation for certain officers to $1 million. It is the general intention of the Committee to assure, where appropriate, that officer compensation will meet the Section 162(m) requirements for deductibility. However, the Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit when the Committee believes such payment is appropriate, after taking into consideration changing business conditions or the officer's performance, and is in the best interest of the stockholders. Last year the Committee recommended that the EG&G, Inc. 1992 Stock Option Plan be amended and that the Plan as amended be submitted for approval by the stockholders at the 1997 Annual Meeting so that compensation attributable to option grants made under the Plan may be deemed qualified performance-based compensation and therefore not subject to the
Section 162(m) $1 million deduction limit. The Plan as amended and approved by the stockholders provides that the maximum number of shares with respect to which options may be granted during a calendar year to any employee shall not exceed 200,000. The Committee will review its policy concerning Section 162(m) on a year by year basis.

COMPENSATION AND STOCK OPTION COMMITTEE

          G. Robert Tod (Chairman)
          Greta E. Marshall
          John F. Keane

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Technology-500 Index (name changed from S&P High Technology Composite Index) for the period of five fiscal years commencing January 4, 1993 and ended December 28, 1997.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 EG&G, INC. COMMON STOCK, S&P COMPOSITE-500 AND
                           S&P TECHNOLOGY-500 INDICES

                          TOTAL RETURN TO SHAREHOLDERS
                              REINVESTED DIVIDENDS

            Measurement Period                                                     S&P Technology-500
          (Fiscal Year Covered)          EG&G, Inc.            S&P 500 Index              Index
Dec. 1992                                  100.00                  100.00                 100.00
Dec. 1993                                   96.05                  110.08                 123.01
Dec. 1994                                   76.42                  111.53                 143.37
Dec. 1995                                  135.72                  153.45                 206.51
Dec. 1996                                  115.86                  188.68                 292.98
Dec. 1997                                  123.17                  251.63                 369.43

---------------

* Assumes that the value of the investment in EG&G, Inc. Common Stock and each index was $100 on January 3, 1993 and that all dividends were reinvested.

     The following table sets forth information concerning the annual and long-term compensation for services to the Company for the 1995, 1996, and 1997 fiscal years, of (i) the Company's chief executive officer during 1997, and (ii) the other four most highly compensated executive officers of the Company for 1997 all of whom were serving as executive officers as of December 28, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                ANNUAL                 ---------------------------------
                                             COMPENSATION                      AWARDS                  PAYOUTS
--------------------------------------------------------------------------------------------------------------------
                                                             OTHER                                            ALL
                                                            ANNUAL     RESTRICTED   SECURITIES               OTHER
                                                            COMPEN-      STOCK      UNDERLYING    LTIP      COMPEN-
            NAME AND                     SALARY    BONUS   SATION(2)    AWARD(S)     OPTIONS     PAYOUTS   SATION(4)
       PRINCIPAL POSITION         YEAR      $     ($)(1)      ($)         ($)          (#)         ($)        ($)
--------------------------------------------------------------------------------------------------------------------
John M. Kucharski                 1997   650,000  214,500                             75,000                 23,150
Chairman of the Board and         1996   650,000  234,000                            150,000(3)              26,097
Chief Executive Officer           1995   650,000  491,400                                  0                 30,714

Angelo D. Castellana              1997   276,543   76,049                             75,000                 10,588
Senior Vice President             1996   234,623  221,719                             39,000(3)              11,305
                                  1995   219,626  146,600                                  0                  5,043

John F. Alexander, II             1997   254,225   69,912                            100,000                  5,280
Senior Vice President and         1996   208,876   62,663                             80,000(3)               4,950
Chief Financial Officer           1995   164,520   82,918                                  0                  4,950

Murray Gross                      1997   251,004   69,026                             40,000                 10,367
Senior Vice President and         1996   245,614   70,219                             42,000(3)              11,001
General Counsel                   1995   230,984  116,416                                  0                 12,342

C. Michael Williams               1997   250,016   68,754                                  0                183,517(5)
Vice President                    1996   250,016   85,318                             20,500(3)              12,622
(Retired 12/31/97)                1995   250,016  168,761                                  0                 14,079

                                     NOTES

(1) This represents the amount of the declared award under the EVA(R) Plan. The amounts actually paid to Messrs. Kucharski, Castellana, Alexander, Gross and Williams under the EVA(R) Plan for 1997 were $184,767, $90,569, $54,757, $56,933 and $61,587, respectively. The amounts actually paid to Messrs. Kucharski, Castellana, Alexander, Gross and Williams under the EVA(R) Plan for 1996 were $222,628, $168,196, $53,095, $62,646 and $79,777 respectively.
    The amounts actually paid to Messrs. Kucharski, Castellana, Alexander, Gross and Williams under the EVA(R) Plan for 1995 were $393,120, $117,280, $66,334, $93,133 and $135,009. See Board Compensation Committee Report on Executive Compensation.

(2) Perquisites and other personal benefits did not in the aggregate exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported in this table for any named executive officer.

(3) This number includes 75,000, 17,000, 30,000, 17,000 and 19,000 shares of
    EG&G stock underlying options that were granted for Messrs. Kucharski, Castellana, Alexander, Gross and Williams, respectively, in 1996 with respect to performance in 1995.

(4) This column includes the actuarial benefit to the named executive officer of the split-dollar life insurance policy established in 1991 and the Company's contribution to the EG&G, Inc. Savings Plan. The actuarial benefit of the split-dollar life insurance to Messrs. Kucharski, Castellana, Alexander, Gross, and Williams is $17,870, $5,308, $0, $5,087 and $6,769 respectively. The Company makes no contribution to the term life portion of the split-dollar life insurance premium. The named executive officer contributes an amount each year to the split-dollar life insurance policy equal to the cost of the term life insurance under the policy. The amount reported in the column for 1997 for Messrs. Kucharski, Castellana, Alexander, Gross and Williams includes $5,280 as the Company's contribution to the EG&G, Inc. Savings Plan for each of the aforementioned executives.

(5) In addition to the amounts specified in footnote (4) above, the amount reported in this column for Mr. Williams includes $125,008 paid to him in conjunction with his retirement and a payment of $46,460 representing the balance in his EVA(R) Incentive Plan reserve account.

                                 PENSION PLANS

EMPLOYEES RETIREMENT PLAN

     The Company and its subsidiaries maintain several basic retirement plans for the benefit of their employees, including officers. All of the executive officers, including all of the five highest compensated executive officers, participate in the EG&G, Inc., Employees Retirement Plan (the "Retirement Plan"), the principal features of which are as follows.

     Under the Retirement Plan, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant's Final Average Earnings (the average of the employee's base salary for the five consecutive highest-salaried years out of the last ten years of credited service with the Company) multiplied by the number of years of credited service with the Company plus 0.75 percent of the excess of such earnings over the Social Security Tax Base multiplied by the number of years of credited service (not in excess of 35) with the Company. In no event will the accrued benefit payable at normal retirement date be less than the frozen accrued benefit as of December 31, 1993 determined in accordance with terms of the Plan at that time.

     Effective January 1, 1997, the Plan was amended to provide an additional benefit for certain participants. The benefit is an amount equal to 1.6% of Final Average Earnings multiplied by the years of credited service with the Company times a ratio equal to a service credit divided by twenty-five (25) times a ratio equal to the number of years of service with the Company since January 1, 1994 divided by the projected number of years of service with the Company from January 1, 1994 to the employee's Normal Retirement Date. The amendment is currently under review by the IRS and is contingent upon IRS approval.

     All of the employees of EG&G, Inc. who participate in the Retirement Plan are required to either complete five years of service or reach their normal retirement date before they have a vested interest in the Retirement Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In addition to the Retirement Plan, the Company maintains the EG&G, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides additional benefits for executive officers. Officers at the Vice Presidential level and above, the General Counsel, the Corporate Controller, the Treasurer, and others designated by the Board of Directors are eligible to receive benefits under the Supplemental Plan when they have reached 55 years of age and completed five years of service. In the event of a change of control as defined in the Supplemental Plan, however, participants in the Supplemental Plan are eligible to receive benefits regardless of age or years of service. If a participant dies prior to attaining age 55, but after the completion of five years of service, the participant's eligible spouse is entitled to receive a benefit in the form of a 50 percent surviving spouse option commencing on the date the participant would have attained age 55.

     During 1997, the Company charged $1,302,705 as an expense and $1,890,690 as income for the Supplemental Plan and made payments to retired officers and beneficiaries in the amount of $659,873. While the Company is not required to fund the Supplemental Plan, effective April 6, 1989, the EG&G, Inc. Non-Qualified Benefit Trust Agreement (the "Trust") was established by and between EG&G, Inc. and The Boston Safe Deposit and Trust Company. As of December 28, 1997, the Trust had a balance of $10,248,065. The purpose of the Trust is to provide greater assurance of the receipt of Supplemental Plan benefits. Amounts held in the Trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy.

     The Supplemental Plan is administered by the Compensation and Stock Option Committee of the Board of Directors. The Board of Directors may amend or terminate the Supplemental Plan at any time; however, such amendment or termination shall not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

     The Supplemental Plan provides an annual benefit payable at retirement equal to (a)-(b)+(c):

(a) 0.85 percent of average total compensation (as defined below) for each year of credited service, plus 0.75 percent of average total compensation in excess of the Social Security Tax Base, less (b),

(b) 100 percent of the participant's benefit accrued at date of termination and payable at normal retirement age under any Company-funded retirement plan, plus
(c),

(c) The reduction, if any, to the early retirement benefit payable from any Company-funded retirement plan due to the limitations as set forth in Section 415(b) of the Internal Revenue Code of 1986.

     The benefit payable under the Supplemental Plan, however, shall in no event be less than (c) above.

     Years of service after age 65 are not counted in determining benefits under the Supplemental Plan, nor is any actuarial adjustment made as a result of retirement before or after age 65. Average total compensation is the average of a participant's total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

     Messrs. Kucharski, Castellana, Gross and Williams have reached the minimum age of eligibility for retirement under the Supplemental Plan. In combination with the amounts payable under the Retirement Plan, Messrs. Kucharski, Castellana, Gross and Williams would receive $401,275, $127,108, $89,765 and $168,650, respectively, assuming they retired on the last day of 1997 and received benefits in the form of a lifetime income. Mr. Williams retired from the Company on December 31, 1997.

                            PENSION PLAN TABLE(1)(2)
                           ANNUAL ESTIMATED BENEFITS
         PROVIDED BY THE COMBINED EG&G, INC. EMPLOYEES RETIREMENT PLAN
                                      AND
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  FINAL                       YEARS OF SERVICE
 AVERAGE    ----------------------------------------------------
EARNINGS    15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
----------------------------------------------------------------
1,000,000   $236,703   $315,604   $394,506   $473,407   $552,308
  900,000    212,703    283,604    354,506    425,407    496,308
  800,000    188,703    251,604    314,506    377,407    440,308
  700,000    164,703    219,604    274,506    329,407    384,308
  600,000    140,703    187,604    234,506    281,407    328,308
  500,000    116,703    155,604    194,506    233,407    272,308
  450,000    104,703    139,604    174,506    209,407    244,308
  400,000     92,703    123,604    154,506    185,407    216,308
  350,000     80,703    107,604    134,506    161,407    188,308
  300,000     68,703     91,604    114,506    137,407    160,308
  250,000     56,703     75,604     94,506    113,407    132,308
  225,000     50,703     67,604     84,506    101,407    118,308
  200,000     44,703     59,604     64,506     89,407    104,308
  175,000     38,703     51,604     54,506     77,407     90,308
  150,000     32,703     43,604     54,506     65,407     76,308
  125,000     26,703     35,604     44,506     53,407     62,308
  100,000     20,703     27,604     34,506     41,407     48,308

                                     NOTES

(1) For the purpose of calculating the amounts shown in the above table, it is assumed that the participants in the specified ranges retired on December 31, 1997, and at age 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for Social Security benefits.

(2) Messrs. Kucharski, Castellana, Alexander, Gross, and Williams have respectively 32, 32, 15, 27 and 32 years of credited service under the Retirement Plan and the Supplemental Plan. Compensation covered under the Retirement Plan is limited to $160,000 for 1997; and the maximum benefit payable under the Retirement Plan for 1997 is $125,000. Compensation covered under the Supplemental Plan includes the Salary and Bonus (set forth in footnote (1)) shown in the Summary Compensation Table.

EMPLOYMENT AND OTHER AGREEMENTS

     Compensation in the form of salary to Messrs. Kucharski and Gross is paid pursuant to three-year employment agreements with the Company dated November 1, 1993, automatically renewable for successive 3-year intervals, which provided for minimum annual payments in 1997 of $650,000 and $251,000, respectively. Compensation in the form of salary to Mssrs. Castellana, Alexander and Williams is paid pursuant to one-year employment agreements with the Company dated November 1, 1993, automatically renewable for successive 1-year intervals, which provided for minimum annual payments in 1997 of $277,000, $254,000, and $250,000 respectively.

     All of the employment agreements with the named executive officers contain provisions that provide that in the event of a change in control of the Company, the employment term shall be extended for a period of five (5) years from the date of the change in control. Following a change in control, if the named executive is terminated without "cause" or resigns for "good reason" (each as defined in the agreement), the named executive is entitled to receive a severance payment equivalent to five (5) years of base salary plus bonuses and continuation of certain benefits for five (5) years from the date of termination.

     Generally, a change in control will be deemed to have occurred in any of the following circumstances:

        1) the acquisition of 30% or more of the outstanding voting stock of the Company by any person or entity;

        2) during any period of two consecutive years, persons serving as Directors of the Company and those replacements or additions approved by a two-thirds vote of the Board, cease for any reason to constitute a majority of the Board;

        3) the stockholders of the Company approve a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto would end up representing 50% or less of the voting power of the surviving entity; or

        4) a plan for the complete liquidation or an agreement for the sale or disposition of all or substantially all of the assets of the Company is approved by the stockholders of the Company.

     All of the employment agreements with the named executive officers, with the exception of the employment agreements of Messrs. Kucharski and Gross, contain provisions that provide that upon termination initiated by the Company without cause, apart from a change in control situation, each executive would be entitled to continuation of his or her salary, bonus, and employee benefits for one (1) year from the date of termination. The employment agreements of Messrs. Kucharski and Gross provide that they would be entitled to the continuation of their salary, bonus, and employee benefits for three (3) years from the date of termination.

OPTION GRANTS

     The following table sets forth information on grants made in 1997 of stock options pursuant to the EG&G, Inc. 1992 Stock Option Plan to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

                              OPTION GRANTS TABLE
                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                           GRANT
                                                                            DATE
                          INDIVIDUAL GRANTS                               VALUE(2)
----------------------------------------------------------------------------------
                       NUMBER OF    % OF TOTAL
                       SECURITIES    OPTIONS                               GRANT
                       UNDERLYING   GRANTED TO   EXERCISE                   DATE
                        OPTIONS     EMPLOYEES    PRICE PER                PRESENT
                        GRANTED     IN FISCAL    SHARE(3)    EXPIRATION   VALUE(2)
        NAME              (#)          YEAR         ($)         DATE        ($)
----------------------------------------------------------------------------------
John M. Kucharski        75,000        8.09%      19.1875     12/17/07    460,500
Angelo D. Castellana     75,000        8.09%      19.1875     12/17/07    460,500
John F. Alexander, II   100,000       10.79%      19.1875     12/17/07    614,000
Murray Gross             40,000        4.32%      19.1875     12/17/07    245,600
C. Michael Williams       --           --           --          --          --

                                     NOTES

(1) All options granted by the Company in 1997 to the officers identified above are non-statutory options and vest in 20% increments over a period of five
     (5) years. The options become fully vested and immediately exercisable upon the death of the optionee while in the employ of the Company; upon termination of the optionee's employment due to permanent and total disability or upon retirement at a Company-recognized retirement age; or upon a change in control of the Company.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The assumptions used at the time of grant in December of 1997 included expected market volatility of 26%, a 5.9% risk-free rate of return, a 2% dividend yield, and a 7-year retention period.

(3) The exercise price is equal to the fair market value of the Common Stock as determined by the closing price on the New York Stock Exchange-Composite Transactions on December 17, 1997, the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to option exercises during 1997 and the number and value of unexercised options to purchase the Company's Common Stock held by the officers named in the Summary Compensation Table at the end of 1997. No stock appreciation rights were exercised during 1997 or were outstanding at the end of 1997.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                          YEAR-END OPTION VALUE TABLE
--------------------------------------------------------------------------------

                                                              NUMBER OF
                                                             SECURITIES           VALUE OF
                                                             UNDERLYING         UNEXERCISED
                                                             UNEXERCISED        IN-THE-MONEY
                                                             OPTIONS AT          OPTIONS AT
                                  SHARES                       FY-END              FY-END
                                 ACQUIRED       VALUE            (#)                ($)
                                ON EXERCISE    REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                                (#)         ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
----------------------------------------------------------------------------------------------
John M. Kucharski                 140,800      722,178     209,700/225,000    179,594/382,500
Angelo D. Castellana                3,400       14,769      66,800/112,200    141,175/179,950
John F. Alexander, II               1,300        7,056      44,300/170,000     78,431/244,375
Murray Gross                        1,200        3,112       64,000/80,400    115,456/130,875
C. Michael Williams                35,600      159,588       45,700/24,000      33,919/51,150

(1) Based on the fair market value determined on the date of exercise, less the option exercise price.

(2) Based on the fair market value (determined by averaging the high and the low selling price on the New York Stock Exchange-Composite Transactions) of the Company's Common Stock on December 31, 1997 ($20.8125), less the option exercise price.

                                   ITEM NO. 2

       STOCKHOLDER PROPOSAL THAT THE SHAREHOLDERS OF EG&G, INC. URGE THE
        EG&G, INC. BOARD OF DIRECTORS TO ARRANGE FOR THE PROMPT SALE OF
                        EG&G, INC. TO THE HIGHEST BIDDER

     Management has been advised that a stockholder (whose name and address and Common Stock holdings will be supplied upon oral or written request to the Clerk of the Company) intends to introduce a proposal at the Annual Meeting which recommends that the shareholders of EG&G, Inc. urge the EG&G, Inc. Board of Directors to arrange for the prompt sale of the Company to the highest bidder.

                       THE BOARD OF DIRECTORS' STATEMENT
                          IN OPPOSITION TO ITEM NO. 2

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL
                           FOR THE FOLLOWING REASONS:

     The Board of Directors recognizes its fiduciary responsibilities and endeavors to undertake these responsibilities in a manner which the Board believes is in the best interests of the Company and its shareholders. A superior return to shareholders is a principal goal of the Board and management. The Board periodically reviews with management the Company's strategic and business plans and regularly evaluates actions that may be taken to maximize shareholder value.

     To this end, in late 1994 the Company announced a significant restructuring and cost-savings program, the ramifications of which will continue until the year 2000. The Board and management have taken numerous steps in pursuit of long-term profit growth, including:

     - Making substantial investments in core technologies and redeploying assets with investment in new products, technologies and services

        --EG&G was selected as a manufacturing partner of the new filmless x-ray detector panels for GE Medical Corp.'s next generation of medical x-ray equipment,

        --A new marketing structure for Technical Services has resulted in several new contracts during 1997,

        --EG&G formed a joint venture with Mercedes Benz to manage the new, state-of-the-art automotive test site in Germany;

     - Streamlining and realigning the Company's business portfolio including the divestitures of businesses which were no longer strategically relevant;

     - Improving the Company's focus on selected markets with a greater presence in those markets;

     - Maintaining a balanced portfolio of technical services for government and commercial customers and commercial technology products such as digital x-ray detector panels, airport security screening systems, and computerized medical diagnostic equipment;

     - Changing the infrastructure which eliminated a layer of management in order to shorten lines of communication and broaden the Company's market presence by creating larger, more dynamic and efficient business units (EG&G went from 40 units in 1994 to 15 units in 1997); and

     - Adopting a value-based (EVA(R)) management compensation and performance measurement system with a principal corporate goal of achieving shareholder returns that rank in the top quartile of the S&P 500 and aligning the interests of shareholders and management.

     It is the Board's opinion that, notwithstanding its non-binding nature, adoption of the proposal would not increase shareholder value and could seriously prejudice shareholders' financial interests by severely damaging: 1) the Company's partnering efforts, a key component to the Company's long-term strategy; 2) the Company's relationships with its current and potential customers; and 3) the Company's relationship with its employees, as this proposal fuels uncertainty in the workforce. The result could be an adverse effect on the Company's ability to effectively compete in both the short and long term. THEREFORE, FOR ALL OF THE REASONS STATED ABOVE, THE BOARD URGES SHAREHOLDERS TO REJECT THE PROPOSAL.

TEXT OF STOCKHOLDER PROPOSAL

     "RESOLVED, that the shareholders of EG&G, Inc. Corporation urge the EG&G, Inc. Board of Directors to arrange for the prompt sale of EG&G, Inc. to the highest bidder."

                      SUPPORTING STATEMENT OF STOCKHOLDER

MAXIMIZE VALUE RESOLUTION

     The purpose of the Maximize Value Resolution is to give all EG&G, Inc. shareholders the opportunity to send a message to the EG&G, Inc. Board that they support the prompt sale of EG&G, Inc. to the highest bidder. A strong and/or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the EG&G, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the EG&G, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

     The prompt auction of EG&G, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS
                                    PROPOSAL

                                 OTHER MATTERS

     On December 17, 1997, the Board of Directors amended Article II, Section 5 of the By-Laws of the Company to create an exception to the mandatory requirement that members of the Board of Directors retire at the age of 70.
Article II, Section 5, as amended, provides that "[e]xcept in special circumstances specifically approved by the Board, a Director shall be deemed to have retired at the annual meeting of stockholders following the date the Director shall have attained the age of seventy."

     At the meeting of the Board of Directors held on December 17, 1997, the Board specifically exempted Mr. John Gray from the mandatory retirement requirement of Article II, Section 5 of the Company's By-Laws until such further time as the Board may determine.

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the Proxy to vote, or otherwise act, in accordance with their best judgement on such matters.

                             SELECTION OF AUDITORS

     On January 21, 1998, the Board of Directors selected the firm of Arthur Andersen LLP, independent public accountants, to act as the Company's auditors and to audit the books of the Company and its subsidiaries for 1998. Arthur Andersen LLP is currently performing these duties and has done so continuously since 1968.

     Representatives of Arthur Andersen LLP have been invited to the Annual Meeting and are expected to be present and will have an opportunity to make a statement if they so desire. They are also expected to be available to respond to appropriate questions from stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, Directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company has a program in place to assist its officers and Directors in complying with the filing requirements of Section 16(a). Executive officers, Directors, and 10% stockholders are required by

SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company believes that during the preceding year its executive officers, Directors, and 10% stockholders have complied with all Section 16 filing requirements with two (2) exceptions. Daniel T. Heaney did not timely report a transaction in Common Stock that occurred in November 1997, with respect to his exercise of stock options representing 1,000 shares. In addition, John F. Keane did not timely report a transaction in Common Stock that occurred in December 1997, with respect to his purchase of 1,000 shares of Common Stock.

                             STOCKHOLDER PROPOSALS

     In order to be considered for addition to the agenda for the 1999 Annual Meeting of Stockholders and to be included in the Proxy Statement and form of proxy, stockholder proposals should be addressed to the Clerk of the Company and must be received at the Corporate Offices of EG&G no later than November 6, 1998.

                                            By Order of the Board of Directors

                                            /s/ Murray Gross

                                            MURRAY GROSS, Clerk

Wellesley, Massachusetts
March 6, 1998

     The Annual Meeting of EG&G, Inc. stockholders will be held at 10:30 A.M. on Tuesday, April 28, 1998, at the Sheraton Needham Hotel in Needham, Massachusetts.

     The Sheraton Needham Hotel is located at 100 Cabot Street, just off Route 128 (I-95) at Exit 19A (see directions below). It is 10 miles from downtown Boston and 12 miles from Logan Airport. The hotel offers ample free parking and shuttle service to Boston and Logan Airport. For more information, the hotel can be reached by phone at (781) 444-1110, by fax at (781) 455-8617 or at www.sheratonneedham.com.

FROM LOGAN AIRPORT:

     As you are leaving the airport, follow the signs for Boston/Sumner Tunnel. You want to go through the tunnel. Once you are through the tunnel follow the signs for I-93/Route 3 South and the Mass Pike. Follow I-93/Route 3 South and take the exit for Mass Pike West. About 3-4 miles down the road you will have to pay a toll of 50c. From the Mass Pike you will take the exit for I-95/Rte. 128 South (it is the same highway, called two different names). You will have to pay another 50c toll when exiting the Mass Pike. Follow I-95/Rte. 128 South to Exit 19A/Highland Ave.-Newton Highlands. This exit will bring you back over the highway. Turn right at the Ground Round Restaurant. Take immediate left at Cabot St. Follow signs to main entrance.

FROM RTE. 128 (I-95) NORTH OR SOUTH:

     Take Exit 19A. This will put you on Highland Ave., heading East. Follow Highland Ave. to 1st set of stop lights. Take right onto 2nd Ave. Take first right off of 2nd Ave. at the Sheraton Needham Hotel sign. Follow driveway to hotel. Parking garage will be on your right.

                                     [MAP]

[EG&G logo(R)] is a registered trademark of EG&G, Inc.

EVA(R) is a registered trademark of Stern Stewart & Co.

                                                                      0886-PS-98

EGG97 F                                                            DETACH HERE


                                   EG&G, INC.
[Logo]
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 1998

    The undersigned hereby appoints John M. Kucharski and Murray Gross, and each of them, proxies with power of substitution to vote, as indicated below, for and on behalf of the undersigned at the Annual Meeting of Stockholders of EG&G, Inc., to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, April 28, 1998, at 10:30 a.m., and at any adjournment thereof hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS Authority to fix the number of Directors at eleven and to elect Tamara J. Erickson, John B. Gray, Kent F. Hansen, John F. Keane, John M. Kucharski, Nicholas A. Lopardo, Greta E. Marshall, Michael C. Ruettgers, Gregory L. Summe, John Larkin Thompson and G. Robert Tod for terms of one year each.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                                                                 -----------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                 -----------

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.



THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AT ELEVEN AND THE ELECTION OF DIRECTORS, AND AGAINST PROPOSAL 2.

------------------------------------------                      -------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS                                 THE BOARD OF DIRECTORS RECOMMENDS
         A VOTE FOR PROPOSAL 1.                                          A VOTE AGAINST PROPOSAL 2.
------------------------------------------                      -------------------------------------------
1. Election of Directors (see reverse).
                 FOR         WITHHELD                                                                   FOR    AGAINST    ABSTAIN
                [   ]         [   ]                             2. Stockholder Proposal to urge EG&G   [   ]    [   ]      [   ]
   For, except vote withheld from the following nominee(s)         Board of Directors to arrange for
                                                                   sale of Company to highest bidder.


   -------------------------------------
                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE CHANGE               [    ]
                                                                AT LEFT



                                                                Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature:                                  Date:              Signature:                             Date:
          ---------------------------------      -------------           -----------------------------     --------------